Exhibit 99.1

PATHEON ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

TORONTO (February 13, 2012) – Patheon Inc. (TSX: PTI), a leading provider of contract development and manufacturing services to the global pharmaceutical industry, announced today that Ramsey Frank has resigned as Chairman of the Board and a Director of Patheon Inc. effective today. The Board has appointed Paul S. Levy, Managing Director, JLL Partners, as Patheon’s new Chairman. Mr. Levy joined the Board in April 2007.

Mr. Levy founded JLL Partners in 1988. Prior to founding JLL Partners, Mr. Levy was a Managing Director at Drexel Burnham Lambert. Previously, Mr. Levy was Chief Executive Officer of Yves Saint Laurent Inc., Vice President of Administration and General Counsel of Quality Care, Inc., and an attorney at Stroock & Stroock & Lavan LLP.

Patheon is also pleased to announce the appointment of Nicholas O’Leary, Associate, JLL Partners, to its Board of Directors, filling the vacant seat left by the departure of Mr. Frank. Mr. O’Leary joined JLL Partners in 2009. Prior to that, Mr. O’Leary worked as an analyst with Merrill Lynch & Co., Mergers and Acquisitions Group. He received a B.A, Economics from Washington and Lee University, magna cum laude and Phi Beta Kappa.

As well, Mr. Michel Lagarde has been appointed Chair of Patheon’s Corporate Governance Committee. Mr. Lagarde joined JLL Partners in 2008 and Patheon’s Board of Directors in December 2011. He was previously the CEO and CFO of the Domestic Appliances and Personal Care division of Philips Electronics North America. He also held positions as CFO of Philips Electronics Indonesia and Financial Controller of Philips Electronics Hong Kong. Mr. Lagarde currently serves on the Boards of ACE Cash Express and SOS Children’s Villages - USA. He received a B.B.A from European University Antwerp and an Executive Master in Finance and Control from the University of Amsterdam.

Mr. Daniel Agroskin, Managing Director at JLL Partners, Inc., and a current member of the Board, will become a member of Patheon’s Corporate Governance Committee, filling the position vacated by Mr. Clark. Mr. Agroskin joined JLL Partners in 2005. Prior to joining JLL, he worked at JP Morgan Partners and in Merrill Lynch’s Mergers and Acquisitions Group. Mr. Agroskin is a graduate of Stanford University and the Wharton School of the University of Pennsylvania. He joined Patheon’s Board of Directors in December 2009.

About Patheon

Patheon Inc. (TSX: PTI) is a leading global provider of contract development and manufacturing services to the global pharmaceutical industry. The company provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. Its services range from preclinical development through commercial manufacturing of a full array of dosage forms including parenteral, solid and liquid forms.

The company’s comprehensive range of fully integrated Pharmaceutical Development Services includes pre-formulation, formulation, analytical development, clinical manufacturing, scale-up and commercialization. The company’s integrated development and manufacturing network of 10 manufacturing facilities, nine development centers and one clinical trial material packaging facility across North America and Europe, enables customer products to be launched with confidence anywhere in the world.

Contact:

Wendy Wilson

Investor Relations and Corporate Communications

Tel: (919) 226-3313

Email: wendy.wilson@patheon.com

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